EXHIBIT 99.1
PRIME GROUP REALTY TRUST ANNOUNCES
DISPOSITION OF ITS CONTINENTAL
TOWERS PROPERTY
Chicago, IL. June 18, 2010 — Prime Group Realty Trust (PINK SHEETS: PMGEP) announced today that on June 14, 2010 two of its subsidiaries that owned the Continental Towers complex in Rolling Meadows, Illinois (the “Property”) conveyed the Property to a designee of the holder of the first mortgage loans on the Property. In exchange, the holder of the loans delivered a release of the loans to the two subsidiaries.
About Prime Group Realty Trust
Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases and redevelops office real estate, primarily in metropolitan Chicago. The Company currently owns 5 office properties containing an aggregate of approximately 1.6 million net rentable square feet and a joint venture interest in one office property comprised of approximately 101,000 net rentable square feet. For more information about Prime Group Realty Trust, contact the company’s Chicago headquarters at (312) 917-1300 or visit its website at www.pgrt.com.
Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words, “believes,” “expects,” “anticipates,” “estimates,” and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions as well as adverse changes in real estate markets. Other risks and uncertainties are described under “Risk Factors” in our Annual Report on Form 10-K and subsequent Company filings with the Securities and Exchange Commission.

Contact:
Jeffrey A. Patterson	Paul G. Del Vecchio
President and Chief Executive Officer	Executive Vice President—Capital Markets
312/917-1300	312/917-1300